Exhibit 99.1
Confidential
Armstrong World Industries Appoints Thomas B. Mangas CFO
LANCASTER, Pa., January 8, 2009 — Armstrong World Industries, Inc. (NYSE: AWI) today announced that Thomas B. Mangas was named Senior Vice President and Chief Financial Officer effective February 1, 2010.
“We are excited to have Tom working with us,” said Chairman and CEO, Michael D. Lockhart. “We are pleased to have an executive of Tom’s caliber from a world-class company like Procter & Gamble join Armstrong at this exciting time in Armstrong’s history. His background and expertise will be important aids to realizing our significant sales growth and margin expansion objectives over the next several years. We all owe Bill Rodruan hearty thanks for his invaluable work as interim CFO.”
Mangas most recently served as Vice President and Chief Financial Officer of the $28 billion Beauty and Grooming business of Procter & Gamble (P&G). He had an impressive progression of finance roles at P&G, where he has spent the entirety of his career. He has broad domestic and international experience including implementing tough cost management initiatives, exploiting new growth opportunities, acquisition integration, strategic planning, resource allocation, cost accounting, SOX implementation, controls, tax compliance, and organization development.
He earned his BA in Economics and History from the University of Virginia in 1990, where he was elected to the Phi Beta Kappa honorary society.
Rodruan will continue in his role as Vice President, Finance, of Armstrong Flooring products Americas.
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Contacts
Beth Riley, bariley@armstrong.com
Investors:	(717) 396-6354
News media:	(866) 321-6677
About Armstrong
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2008, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 37 plants in nine countries and has approximately 11,000 employees worldwide. For more information, visit www.armstrong.com.